Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128100 of Cabela’s Incorporated on Form S-3 and Registration Statement No. 333-116864 and 333-143164 of Cabela’s Incorporated on Form S-8 of our reports dated February 26, 2008, relating to the consolidated financial statements and financial statement schedule of Cabela’s Incorporated and Subsidiaries and the effectiveness of Cabela’s Incorporated and Subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cabela’s Incorporated and Subsidiaries for the year ended December 29, 2007.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 26, 2008

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